Exhibit 99.1

Chuy’s Holdings Inc. Announces Second Quarter 2012 Financial Results

AUSTIN, Texas, August 29, 2012 –Chuy’s Holdings Inc. (NASDAQ:CHUY) today announced financial results for the second quarter ended June 24, 2012.

Highlights for the second quarter ended June 24, 2012, compared to the second quarter ended June 26, 2011 were as follows:

•	Revenue increased 32.0% to $43.5 million from $33.0 million.

•	Comparable restaurant sales increased 1.9%.

•	Net income increased 156.8% to $1.7 million from $674,000. Net income available to common stockholders increased 287.5% to $31,000 or $0.15 per diluted share from $8,000 or $0.04 per diluted share.

•	Pro forma net income* increased 39.9% to $2.7 million, or $0.17 per diluted share from $2.0 million, or $0.12 per diluted share.

•	Restaurant-level EBITDA* increased 38.8% to $9.3 million from $6.7 million. As a percentage of revenue, restaurant-level EBITDA margin* increased 100 basis points to 21.3%.

•	Three new restaurants opened during the second quarter of 2012 and an additional two restaurants have opened subsequent to the quarter end, bringing total restaurants opened to date in 2012 to six.

*	Restaurant-level EBITDA, restaurant-level EBITDA margin and pro forma net income are non-GAAP measures. For reconciliations of restaurant-level EBITDA and pro forma net income to GAAP net income and discussions of why we consider them useful, see the “Reconciliation of Non-GAAP Measures” accompanying this release.

Steve Hislop, President and Chief Executive Officer of Chuy’s Holdings Inc., stated, “We’re pleased with our second quarter results. Through the continued dedication and hard work of our operators in the field and the employees in the home office, we generated solid sales growth which resulted in an approximate 40% increase in pro-forma EPS compared to last year. We have opened six new restaurants to date during fiscal 2012 and we are excited about how these restaurants are performing. Our recent IPO has given us the financial flexibility and improved capital structure we need to execute on our growth plans during 2012 and in the years to come. Our entire team is excited to expand our unique brand of authentic Mexican food, and in the process, create long-term value for our shareholders.”

Initial Public Offering

On July 27, 2012, following the end of the second quarter of 2012, the Company successfully completed its initial public offering (IPO) of common shares at $13.00 per share. The Company issued 6,708,332 shares of common stock, including 874,999 shares sold to the underwriters in the IPO pursuant to their over-allotment option. The Company received net proceeds from the offering of approximately $79.4 million after underwriter discounts and commissions and estimated offering expenses. These net proceeds have been used to repay approximately $79.4 million of the Company’s loans outstanding under the Company’s credit facility. The total outstanding debt under the credit facility after the repayment was approximately $5.0 million.

Second Quarter 2012 Financial Results

Revenue increased $10.5 million, or 32.0%, to $43.5 million in the second quarter of 2012 compared to $33.0 million in the second quarter of 2011. The increase was driven by $10.1 million in incremental revenue from an additional 113 operating weeks provided by eleven new restaurants opened during and subsequent to the second quarter of 2011. Comparable restaurant sales increased 1.9% during the second quarter of 2012. The increase was driven by a 1.6% increase in average check and a 0.3% increase in average weekly customers.

Total restaurant operating costs decreased as a percent of revenues to 78.8% in the second quarter of 2012 from 79.7% in the second quarter of 2011, driven largely by the impact of favorable food costs, particularly produce and dairy costs, partially offset by increases in labor and occupancy costs at certain non-comparable restaurants.

Net income available to common stockholders for the second quarter of 2012 was $31,000, or $0.15 per diluted share, compared to $8,000, or $0.04 per diluted share, in the second quarter of 2011.

Pro forma net income increased 39.9% to $2.7 million, or $0.17 per diluted share in the second quarter of 2012, from $2.0 million, or $0.12 per diluted share, in the second quarter of 2011. A reconciliation between GAAP net income and pro forma net income is included in the accompanying financial data.

During the second quarter, three new Chuy’s restaurants were opened—Opry Mills, Tennessee; Bowling Green, Kentucky; and Norman, Oklahoma. Chuy’s has opened six new restaurants year to date, including two new restaurants opened to date during the third quarter of 2012.

2012 Outlook

The Company currently anticipates that its fiscal year 2012 pro forma diluted net income per share will be $0.54 to $0.56. This compares to pro forma diluted net income per share of $0.38 in 2011. The Company’s 2012 guidance includes an estimated $0.02 to $0.03 per share positive impact due to the fourth quarter of 2012 containing 14 weeks versus 13 weeks in fiscal 2011. Pro forma net income guidance for fiscal year 2012 is based, in part, on the following annual assumptions:

•	Total comparable restaurant sales growth for the last half of 2012 of between 1.0% to 1.5% on a 52 week basis bringing the total for the year to approximately 1.5% to 2.0%;

•	Restaurant pre-opening expenses of approximately $3.6 million;

•	Pro forma general and administrative expense of approximately$ $9.5 million;

•	An effective tax rate of approximately 29% to 31%;

•	The opening of 8 new restaurants;

•	Net capital expenditures (net of tenant improvement allowances) of $16.7 to $18.8 million; and

•	Annual weighted average pro forma diluted shares outstanding of 16.6 million to 16.7 million.

The following definitions apply to these terms as used in this release:

Comparable restaurant sales reflect changes in sales for the comparable group of restaurants over a specified period of time. We consider a restaurant to be comparable in the first full quarter following the 18th month of operations. Changes in comparable sales reflect changes in customer count trends as well as changes in average check. Our comparable restaurant base consisted of 21 restaurants during the quarter ended June 24, 2012, and 15 restaurants during the second quarter ended June 26, 2011.

Average check is calculated by dividing revenue by total entrees sold for a given time period. Average check reflects menu price influences as well as changes in menu mix.

Restaurant-level EBITDA, a non-GAAP measure, represents net income plus the sum of general and administrative expenses, the advisory agreement termination fee, the settlement with our former director, restaurant pre-opening costs, depreciation and amortization, interest and taxes.

Conference Call

The Company will host a conference call to discuss financial results for the second quarter of 2012 today at 5:00 Eastern Standard Time. Steve Hislop, President and Chief Executive Officer, and Jon Howie, Chief Financial Officer will host the call.

The conference call can be accessed live over the phone by dialing 888-254-2824 or for international callers by dialing 913-312-1453. A replay will be available one hour after the call and can be accessed by dialing 877-870-5176 or 858-384-5517 for international callers; the password is 9988094. The replay will be available until Wednesday, September 5, 2012. The call will also be webcast live from the Company’s website at www.chuys.com under the investor relations section. An archive of the webcast will also be available through the corporate website shortly after the call has concluded.

About Chuy’s

Founded in Austin, Texas in 1982, Chuy’s owns and operates 37 full-service restaurants across eight states serving a distinct menu of authentic, made from scratch Tex Mex inspired dishes. Chuy’s highly flavorful and freshly prepared fare is served in a fun, eclectic and irreverent atmosphere, while each location offers a unique, “unchained” look and feel, as expressed by the concept’s motto “If you’ve seen one Chuy’s, you’ve seen one Chuy’s!”. For further information about Chuy’s, including our newest locations, please visit Chuys.com. For the nearest location or a complete menu, visit the Chuy’s website at www.chuys.com.

Forward-Looking Statements

Certain statements in this release that are not historical facts, including, without limitation, those relating to our anticipated financial performance, are forward-looking statements that involve risks and uncertainties. Such statements are based upon the current beliefs and expectations of the management of the Company. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the actual number of restaurant openings, the sales at the Company’s restaurants, changes in restaurant development or operating costs, such as food and labor, the Company’s ability to leverage its existing management and infrastructure, strength of consumer spending, conditions beyond the Company’s control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting the Company’s customers or food supplies, acts of war or terrorism and other factors disclosed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission. Investors should take such risks into account when making investment decisions. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update any forward-looking statements.

Chuy’s Holdings, Inc. and Subsidiaries

Unaudited Condensed Consolidated Income Statements

(In thousands, except share and per share data)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 24, 2012	June 26, 2011	June 24, 2012	June 26, 2011
Revenue	$43,545	$32,997	$81,021	$62,206

Costs and expenses
Cost of sales	11,622	9,238	21,570	17,342
Labor	13,740	10,221	25,683	19,412
Operating	6,069	4,765	11,321	9,023
Occupancy	2,530	1,816	4,810	3,503
General and administrative	2,137	2,544	3,922	3,997
Advisory agreement termination fee	—	—	2,000	—
Settlement with former director	—	245	—	245
Marketing	326	248	609	468
Restaurant pre-opening	1,224	990	1,980	1,659
Depreciation and amortization	1,543	1,042	2,947	1,967

Total costs and expenses	39,191	31,109	74,842	57,616

Income from operations	4,354	1,888	6,179	4,590
Interest expense	1,884	1,031	3,166	1,920

Income before income taxes	2,470	857	3,013	2,670
Income tax expense	739	183	902	732

Net Income	1,731	674	2,111	1,938
Undistributed earnings allocated to participating interests	1,700	666	2,079	1,915

Net income available to common stockholders	$31	$8	$32	$23

Net income per common share:
Basic	$0 .16	$0 .05	$0 .16	$0 .13

Diluted	$0 .15	$0 .04	$0 .15	$0 .12

Weighted-average shares outstanding:
Basic	194,766	173,456	201,634	176,111

Diluted	9,538,093	10,840,301	10,219,778	10,821,860

Chuy’s Holdings, Inc. and Subsidiaries

Selected Balance Sheet Data

(In thousands)

	June 24, 2012	December 25, 2011
	(unaudited)
Cash and cash equivalents	$4,621	$2,827
Total assets	120,893	105,938
Long-term debt	84,375	55,200
Total stockholders’ equity	5,433	25,627

Reconciliation of Non-GAAP Measures

We prepare our financial statements in accordance with generally accepted accounting principles (GAAP). Within our press release, we make reference to non-GAAP Restaurant-level EBITDA, restaurant-level EBITDA margin, and pro forma net income. Restaurant-level EBITDA represents net income plus the sum of general and administrative expenses, the advisory agreement termination fee, the settlement with our former director, restaurant pre-opening costs, depreciation and amortization, interest and taxes. Restaurant-level EBITDA is presented because: (i) the Company believes it is a useful measure for investors to assess the operating performance of our business without the effect of non-cash depreciation and amortization expenses; and (ii) the Company uses restaurant-level EBITDA internally as a benchmark to evaluate its operating performance or compare our performance to that of our competitors. Additionally, the Company presents restaurant-level EBITDA because it excludes the impact of general and administrative expenses, which are not incurred at the restaurant level, and restaurant pre-opening costs, which are non-recurring at the restaurant level. The use of restaurant-level EBITDA thereby enables the Company and its investors to compare operating performance between periods and to compare our operating performance to the performance of the Company’s competitors. The measure is also widely used within the restaurant industry to evaluate restaurant level productivity, efficiency and performance. The use of restaurant-level EBITDA as a performance measure permits a comparative assessment of our operating performance relative to our performance based on our GAAP results, while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies. The Company presents restaurant-level EBITDA margin for the same reasons its present restaurant-level EBITDA.

Pro forma net income represents our net income plus the sum of the net reduction in our interest expense and the reduction in our management fees and expenses as a result of our IPO and the application of the net proceeds of the IPO to repay $79.4 million of the Company’s debt, less the incremental costs of being a public company and the pro forma incremental income tax expense resulting from the adjustments.

The following table includes a reconciliation of net income to Restaurant-Level EBITDA:

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 24, 2012	June 26, 2011	June 24, 2012	June 26, 2011
Net income as reported	$1,731	$674	$2,111	$1,938
Income tax provision	739	183	902	732
Interest expense	1,884	1,031	3,166	1,920
General and administrative	2,137	2,544	3,922	3,997
Advisory agreement termination fee	—	—	2,000	—
Settlement with former director	—	245	—	245
Restaurant pre-opening expenses	1,224	990	1,980	1,659
Depreciation and amortization	1,543	1,042	2,947	1,967

Restaurant-Level EBITDA	$9,258	$6,709	$17,029	$12,458

Restaurant-level EBITDA margin (1)	21.3%	20.3%	21.0%	20.0%

(1)	Restaurant-level EBITDA margin is calculated by dividing restaurant-level EBITDA by revenue.

The following is a reconciliation of GAAP net income and net income per share to pro forma net income and pro forma net income per share:

	Thirteen Weeks Ended		Twenty-Six Weeks Ended		Year Ended
	June 24, 2012	June 26, 2011	June 24, 2012	June 26, 2011	December 25, 2011
Net income as reported	$1,731	$674	$2,111	$1,938	$3,464
Interest expense as reported (1)	1,884	1,031	3,166	1,920	4,362
Pro forma interest expense based upon reduced debt balance (2)	(107)	(107)	(214)	(214)	(428)
Management fees and expenses (3)	—	94	2,100	188	373
Settlement with former director and one-time bonus to management (4)	—	1,264	—	1,264	1,264
Incremental public costs (5)	(338)	(338)	(676)	(676)	(1,350)
Income tax expense on adjustments (6)	(432)	(661)	(1,313)	(844)	(1,435)

Pro forma net income	$2,738	$1,957	$5,175	$3,576	$6,250

Net income per share - pro forma:
Basic - pro forma	$0.17	$0.12	$0.33	$0.23	$0.39

Diluted - pro forma	$0.17	$0.12	$0.31	$0.22	$0.38

Weighted-average shares outstanding - pro forma:
Basic - pro forma (7)	15,918,426	15,883,376	15,918,427	15,886,031	15,901,086

Diluted - pro forma (7)	16,572,067	16,500,649	16,566,943	16,482,208	16,512,999

Notes to reconciliation of GAAP net income to non-GAAP pro forma net income:

1.	Reflects the adjustment to eliminate the historical interest expense for all periods presented that were based upon actual outstanding balances before the application of the net proceeds from our IPO.

2.	Reflects interest expense assuming our current post-IPO long-term debt balance of $5.0 million was outstanding as of the beginning of fiscal year 2011. This balance reflects $79.4 million repayment of long-term debt from the net proceeds from our IPO. This interest expense calculation assumes a change in interest rate from 8.5% to 7.0% due to the reduction in our total leverage ratio to below 2.0 to 1.0 upon application of the net proceeds from the IPO. The interest adjustment is also based on the following assumptions:

a.	an unused facility fee on the unfunded $10.5 million of our revolver and delayed Term B Loan at an annual rate of 0.5%; and

b.	a lower annual amortization of deferred loan costs of approximately $25,000 after the write-off of approximately $1.6 million, which will occur in the third quarter of 2012 but is assumed to occur at the beginning of fiscal 2011.

3.	Reflects the elimination of the management fees and expenses paid and reimbursed to Goode Partners, LLC, for the periods presented.

4.	Reflects the elimination of one-time charges in 2011 for the settlement with former director of $245,000 and a special one-time cash bonus payment of approximately $1.0 million made to certain members of management in conjunction with the successful completion of the Company’s refinancing of its credit facility in the second quarter of 2011.

5.	Reflects an estimate of recurring incremental legal, accounting, insurance and other compliance costs we expect to incur as a public company.

6.	Reflects the tax expense associated with the adjustments in 1 through 5 above at the normalized tax rate of 30%, which reflects our estimated long-term effective tax rate.

7.	Reflects (i) 6,708,333 additional shares of common stock issue in the IPO, (ii) the repurchase by the Company of 1,655,662 shares of its common and preferred stock on April 6, 2012, and (iii) the conversion of all series of our outstanding preferred stock into common stock as if all of these transactions occurred at the beginning of fiscal year 2011.

Investor Relations

Fitzhugh Taylor

203-682-8261

investors@chuys.com